Exhibit 4.2

SALT TOKEN TERMS & CONDITIONS

Last Updated: July 23, 2021

The following terms and conditions (the “Terms”) constitute a binding agreement between you and Salt Blockchain Inc. (f/k/a Salt Lending Holdings, Inc.) (including current and future affiliates and subsidiaries, the “Company,” “we,” or “us”) with respect to your use of SALT Membership Tokens (“SALT Tokens”). These Terms replace and supersede any prior agreements or terms and conditions governing SALT Tokens, including any membership agreement.

By acquiring and using SALT Tokens, including holding or transferring SALT Tokens to the Company’s website platform (the “Platform”), you acknowledge that you have had the chance to review and consider these Terms and our Privacy Policy, and you acknowledge that you agree to them. PLEASE READ THESE TERMS CAREFULLY. NOTE THAT SECTION 9 CONTAINS A BINDING ARBITRATION CLAUSE AND CLASS ACTION WAIVER, WHICH AFFECT YOUR LEGAL RIGHTS. IF YOU DO NOT AGREE TO THESE TERMS, DO NOT ACQUIRE, HOLD OR USE SALT TOKENS.

We may revise and update these Terms from time to time and will post the updated Terms to the Platform. We encourage you to periodically review this page for the latest information on our Terms. If changes to these Terms are material (i.e., changes we believe you will find important), we will provide notice to you by e-mail or by posting notice of the changes on the Platform. UNLESS OTHERWISE INDICATED, ANY CHANGES TO THESE TERMS WILL APPLY IMMEDIATELY UPON POSTING TO THE PLATFORM.

1.	Use of SALT Tokens.

We have developed a proprietary software technology platform, or the Platform, that facilitates the origination and servicing of digital asset-backed loans. You can create a cryptocurrency custody account and apply for and manage your loan via the Platform (the “Account”). You can use SALT Tokens in connection with your Account to receive certain membership discounts and benefits that we make available from time to time (the “Utilities”). We may update, modify, amend, or terminate any or all Utilities at any time; for the avoidance of doubt, notice may be effected through a public posting on the Platform.

You agree that you are solely responsible for compliance related to your use or transfer of SALT Tokens in accordance with all applicable federal, state and foreign laws, rules, regulations and interpretations of any judicial, legislative, governmental, regulatory or self-regulatory authority or organization of competent jurisdiction, including the Securities and Exchange Commission (“SEC”), the Commodities and Futures Trading Commission (“CFTC”), the Federal Trade Commission (“FTC”), the Internal Revenue Service (“IRS”), the Financial Crimes Enforcement Network (“FinCEN”), and state regulatory agencies, where applicable.

2.	Description of Current Utilities.

As of the effective date of these Terms, holders of SALT Tokens may use the tokens on the Platform as set forth below:

Loan Collateral. You may use SALT Tokens to partially collateralize a loan originated through the Platform. We currently accept up to 20% of your total collateral portfolio in the form of SALT Tokens; however, we may change this limit at any time without notice as required for business, financial, legal or other purposes. Using SALT Tokens as collateral requires granting the lender certain rights over your assets as set forth in the applicable loan and security agreement. For purposes of your loan obligations, the value of collateralized SALT Tokens will be valued at the USD price quoted on the Platform from time to time. Such price may be more or less than the amount at which you purchased SALT Tokens, and it may be unrelated to the market price on an exchange. We are under no obligation to accept collateral in the form of SALT Tokens. The ability to use SALT Tokens as collateral may be subject to additional terms, conditions, and restrictions, and may be declined at our sole discretion. The use of SALT Tokens as collateral may have certain tax implications and you should seek legal and tax advice to fully understand the implications associated with pledging SALT Tokens as loan collateral.

Payment of Fees. We may accept payment in the form of SALT Tokens to pay fees related to products or services offered by us through the Platform. SALT Tokens will be accepted at the USD price quoted on the Platform from time to time. Such price may be more or less than the amount at which you purchased SALT Tokens, and it may be unrelated to the market price on an exchange. We are under no obligation to accept payment in the form of SALT Tokens. The ability to make payments in SALT Tokens may be subject to additional terms, conditions, and restrictions, and may be declined in our sole discretion. The recognition of any payment in SALT Tokens may have certain tax implications and you should seek legal and tax advice with regard to any payment in SALT Tokens.

Payment of Loan Interest. We may accept payment in the form of SALT Tokens to pay fees related to products or services offered through the Platform. SALT Tokens will be accepted at the USD price quoted on the Platform from time to time. Such price may be more or less than the amount at which you purchased SALT Tokens, and it may be unrelated to the market price on an exchange. We are under no obligation to accept payment in the form of SALT Tokens. The ability to make payments in SALT Tokens may be subject to additional terms, conditions, and restrictions, and may be declined in our sole discretion. The recognition of any payment in SALT Tokens may have certain tax implications and you should seek legal and tax advice with regard to any payment in SALT Tokens.

Interest Rate Reduction. You may redeem SALT Tokens when originating your loan in exchange for a reduced interest rate. For example, a one year $100,000 loan with a 12.95% APR would have 12 scheduled monthly payments of $8,929.38. If you redeem 336.7 SALT Tokens at origination, the one year $100,000 loan will have a 7.90% interest rate (7.95% APR) and 12 scheduled monthly payments of $8,694.20. Redemption of SALT Tokens during loan origination will be considered a “financing charge” and set forth in the applicable Truth-In-Lending Disclosure. The specific amount of SALT Tokens required to redeem for an interest rate reduction will vary from time to time as displayed on the Platform. We are under no obligation to redeem SALT Tokens as described herein. The ability to redeem SALT Tokens may be subject to additional terms, conditions, and restrictions, and may be declined in our sole discretion. The recognition of any redemption in SALT Tokens may have certain tax implications and you should seek legal and tax advice with regard to any redemption in SALT Tokens.

Additional Use Cases. Additional use cases may be made available for SALT Tokens in connection with the Company’s loans, products, and/or services. The availability of any alternative use case, scenario, and/or policy is subject to change, elimination, and/or termination at any time at the sole discretion of the Company. Alternative use cases may be subject to additional terms, conditions, and/or other restrictions.

3.	Risks

You understand and accept that there are material risks associated with using, owning, acquiring or transferring SALT Tokens, including those risk factors set forth in Item 1A of the Company’s Form 10 Registration Statement, filed with the U.S. Securities and Exchange Commission (“SEC”), each of which is incorporated herein by reference (a copy of such Form 10-K is available through the SEC’s EDGAR system at www.sec.gov). Other risks include:

a.

SALT Tokens are not legal tender, are not backed by the government, and accounts and value balances are not subject to Federal Deposit Insurance Corporation or Securities Investor Protection Corporation protections;

b.	legislative and regulatory changes or actions at the state, federal, or international level may adversely affect the use, transfer, exchange, and value of SALT Tokens;
c.	transactions in SALT Tokens may be irreversible, and losses due to fraudulent or accidental transactions may not be recoverable;
d.	some SALT Token transactions shall be deemed to be made when recorded on a public ledger, which is not necessarily the date or time that you initiate the transaction;
e.

the value of virtual currency may be derived from the continued willingness of market participants to exchange fiat currency for virtual currency, and this may result in the potential for permanent and total loss of value of a virtual currency if the market for that currency disappears;

f.	a person who accepts a virtual currency as payment today might not continue to do so in the future;
g.	the volatility and unpredictability of the price of virtual currency relative to fiat currency may result in significant loss over a short period of time;
h.	the nature of virtual currency may lead to an increased risk of fraud or cyber attack;
i.	any technological difficulties experienced by the Company may prevent the access or use of a customer's virtual currency; and
j.	any bond or trust account maintained by the Company for the benefit of its customers may not be sufficient to cover all losses incurred by customers.

4.	Security

You are responsible for implementing reasonable measures for securing the wallet, vault or other storage mechanism you use to receive and hold SALT Tokens you purchase from us, including any requisite private key(s) or other credentials necessary to access such storage mechanism(s). If your private key(s) or other access credentials are lost, you may lose access to your SALT Tokens. We are not responsible for any such losses. You will implement reasonable and appropriate measures designed to secure access to (i) any device connected with the email address associated with your account, (ii) private keys required to access any relevant Ethereum address or your SALT Tokens, and (iii) your username, password and any other login or identifying credentials. In the event that you are no longer in possession of any device connected with your account or are not able to provide your login or identifying credentials, we may, in our sole discretion, and only if we are able, grant access to your account to any person providing additional credentials to us. We reserve the right to determine the additional credentials required, which may include a sworn, notarized statement of identity.

5.	Taxation

You bear the sole responsibility for any and all tax consequences related directly or indirectly to your acquisition, use, ownership, transfer or sale of SALT Tokens. By acquiring, using, owning, transferring or selling SALT Tokens, and to the extent permitted by law, you agree not to hold the Company or its affiliates or any third-party (including developers, auditors, contractors or founders) liable for any tax liability associated with or arising from the your acquisition, use, ownership, transfer or sale of SALT Tokens or any other action or transaction related to the Platform.

6.	Indemnification

You shall indemnify, defend and hold harmless the Company and its past, present and future employees, officers, directors, contractors, consultants, stockholders, subsidiaries, affiliates, agents, representatives, predecessors, successors and assigns (the “Company Parties”), from and against any direct out of pocket losses, liabilities, judgments, arbitration awards, settlements, damages and costs, including reasonable attorneys’ fees (“Losses”) resulting from or arising out of (i) your acquisition, use, ownership, transfer or sale of SALT Tokens, (ii) your breach or violation of these Terms or your responsibilities or obligations hereunder, or (iii) your violation of any rights of any other person or entity. The Company reserves the right to exercise sole control over the defense, at your expense, of any claim subject to indemnification under this Section. This indemnity is in addition to, and not in lieu of, any other indemnities set forth in a written agreement between you and the Company.

7.	Disclaimers

Nothing contained in these Terms or on the Platform constitutes tax, accounting, regulatory, legal, insurance or investment advice. Neither the information, nor any opinion, contained in these Terms or on the Platform constitutes a solicitation or offer by the Company or its affiliates to buy or sell SALT Tokens, nor shall any SALT Tokens be offered or sold to any person in any jurisdiction in which such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction. Decisions based on information contained in these Terms or on the Platform are your sole responsibility and the information contained in these Terms or on the Platform has been prepared without reference to any particular user's investment requirements or financial situation.

We make no representations that SALT Tokens are appropriate for use in all locations, or that the transactions, securities, products, instruments, or services discussed in these Terms or on the Platform are available or appropriate for sale or use in all jurisdictions or countries, or by all investors. You acknowledge and agree that we have no control over, or liability for, any information included in, or arising from blockchain ledgers.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS OTHERWISE SPECIFIED IN A WRITING BY US, (A) THE SALT TOKENS ARE SOLD ON AN “AS IS” AND “AS AVAILABLE” BASIS WITHOUT WARRANTIES OF ANY KIND, AND WE EXPRESSLY DISCLAIM ALL IMPLIED WARRANTIES AS TO THE SALT TOKENS, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT; (B) WE DO NOT REPRESENT OR WARRANT THAT THE SALT TOKENS ARE RELIABLE, CURRENT OR ERROR-FREE, MEET YOUR REQUIREMENTS, OR THAT DEFECTS IN THE SALT TOKENS WILL BE CORRECTED; AND (C) WE CANNOT AND DO NOT REPRESENT OR WARRANT THAT THE SALT TOKENS OR THE DELIVERY MECHANISM FOR SALT TOKENS ARE FREE OF VIRUSES OR OTHER HARMFUL COMPONENTS.

WE DO NOT AND WILL NOT PROVIDE YOU WITH ANY SOFTWARE OTHER THAN THE SALT TOKENS IN YOUR RESULTING DISTRIBUTION.

YOU UNDERSTAND THAT SALT TOKENS, BLOCKCHAIN TECHNOLOGY, THE ETHEREUM PROTOCOL, AND ETHER ARE NEW AND EMERGING TECHNOLOGIES THAT MAY BE UNTESTED AND OUTSIDE OF OUR CONTROL AND ADVERSE CHANGES IN MARKET FORCES OR TECHNOLOGY WILL EXCUSE OUR PERFORMANCE UNDER THESE TERMS.

TRANSACTIONS USING BLOCKCHAIN TECHNOLOGY, SUCH AS THOSE INVOLVING THE SALT TOKEN SALES, ARE AT RISK TO MULTIPLE POTENTIAL FAILURES, INCLUDING HIGH NETWORK VOLUME, COMPUTER FAILURE, BLOCKCHAIN FAILURE OF ANY KIND, AND USER FAILURE. WE ARE NOT RESPONSIBLE FOR ANY LOSS OF DATA, ETHER, SALT TOKENS, HARDWARE OR SOFTWARE RESULTING FROM ANY TYPES OF FAILURES.

Some jurisdictions do not allow the exclusion of certain warranties or disclaimer of implied terms in contracts with consumers, so some or all of the exclusions of warranties and disclaimers in this Section may not apply to you.

8.	Limitation of Liability

No Warranties. NEITHER ANY COMPANY PARTY NOR ANY OF THEIR REPRESENTATIVES, MAKES ANY WARRANTY TO YOU OR ANY OTHER PERSON AS TO THE SALT TOKENS, THE PLATFORM OR ANY PORTION THEREOF, WHETHER EXPRESS OR IMPLIED, INCLUDING (1) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR (2) ANY WARRANTY REGARDING THE CORRECTNESS, QUALITY, ACCURACY, RELIABILITY, SECURITY, PERFORMANCE, COMPLETENESS, TIMELINESS OR CONTINUED AVAILABILITY OF THE SALT TOKENS, THE PLATFORM OR ANY PORTION THEREOF. YOU ACKNOWLEDGE AND AGREE THAT THE SALT TOKENS AND THE PLATFORM IS PROVIDED ON AN “AS IS” BASIS AT MEMBER’S SOLE RISK. UNLESS OTHERWISE EXPRESSLY PROVIDED HEREIN, NEITHER ANY COMPANY PARTY NOR ANY REPRESENTATIVE THEREOF SHALL HAVE ANY DUTY OR OBLIGATION TO MAINTAIN THE SALT TOKENS, THE PLATFORM OR ANY PORTION THEREOF OR TO VERIFY, CORRECT, COMPLETE OR UPDATE ANY INFORMATION DISPLAYED THEREON.

General Limitations on Liabilities. Under no circumstances shall any Company Party have any liability to user or to any other person for the quality, accuracy, timeliness, continued availability or completeness of the SALT Tokens, the Platform or any portion thereof. IN NO EVENT WILL THE COMPANY PARTIES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES THAT YOU OR ANY OTHER PERSON MAY INCUR IN CONNECTION WITH YOUR ABILITY OR INABILITY TO USE THE SALT TOKENS, THE PLATFORM, OR ANY PORTION THEREOF, OR INTERRUPTION OF SERVICE, INCLUDING BUT NOT LIMITED TO, DELAYS OR INTERRUPTION OF INTERNET OR NETWORK SERVICES NOT OPERATED OR CONTROLLED BY COMPANY PARTIES, OR OMISSIONS OR INACCURACIES IN SUCH INFORMATION OR MATERIALS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND LOSS OF REVENUE, EVEN IF ANY OF THE COMPANY PARTIES HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANY PROVISION HEREOF TO THE CONTRARY, IN NO EVENT SHALL THE LIABILITY OF COMPANY PARTIES ARISING OUT OF ANY KIND OF LEGAL CLAIM (WHETHER IN CONTRACT, TORT OR OTHERWISE) RELATING IN ANY MANNER TO YOUR USE OF THE SALT TOKENS OR THE PLATFORM EXCEED IN THE AGGREGATE THE AMOUNTS YOU PERSONALLY PAID TO US FOR SUCH TOKENS.

No Liability for Other Providers. You acknowledge that in accessing or using the SALT Tokens or the Platform, you may be provided with links to websites of (or otherwise presented with content provided by) third parties and agree that the Company Parties shall not be liable for any such third-party content. The fact that we have provided a link to a third-party site, or that a third party site has provided a link to the Platform, does not constitute an endorsement, authorization, sponsorship, or affiliation with us with respect to that site, its owners, or its providers, and you access that site and any services or information provided therein at your own risk. Company Parties are not responsible or liable for, and make no representations or warranties with respect to, any particular information, software, products, services or content found on any of the linked sites, including appropriateness of any products, services or transactions described therein.

9.	Arbitration.

PLEASE READ THE FOLLOWING SECTION (THE “ARBITRATION PROVISION”) CAREFULLY BECAUSE YOU ARE WAIVING THE RIGHT TO HAVE DISPUTES HEARD BY A JUDGE AND JURY AND YOU WAIVE THE RIGHT TO BRING OR PARTICIPATE IN A CLASS, REPRESENTATIVE OR PRIVATE ATTORNEY GENERAL ACTION. YOU MAY CHOOSE TO HAVE THIS ARBITRATION PROVISION NOT APPLY TO THESE TERMS BY FOLLOWING THE INSTRUCTIONS IN THE SUBSECTION BELOW ENTITLED “OPT-OUT RIGHT.” THIS PARAGRAPH DESCRIBES HOW ALL CLAIMS (AS DEFINED BELOW) WILL BE ARBITRATED ON AN INDIVIDUAL (NON- CLASS, NON-REPRESENTATIVE) BASIS INSTEAD OF LITIGATED IN COURT.

(a)         Definitions. The term Claim means any claim, dispute, or controversy between you and Company Parties arising from or relating to your purchase, use or ownership of SALT Tokens, your account with us, or these Terms, as well as any related or prior agreement that You may have had with Company Parties or the relationships resulting from these Terms. However, it DOES NOT include claims related to the validity, enforceability, coverage or scope of this Arbitration Provision. Those claims shall be determined by a court. Claims arising in the past, present, or future, including Claims arising before the effectiveness of these Terms, are subject to arbitration. For purposes of this arbitration provision, “You” also includes any corporate affiliates, any licensees, predecessors, successors, assigns, any purchaser of any accounts, all agents, employees, directors and representatives of any of the foregoing, and other persons referred to below in the definition of Claims. “Claims” also includes claims of every kind and nature, including but not limited to initial claims, counterclaims, cross-claims, third-party claims, and claims based upon contract, tort, fraud, and other intentional torts, statutes, regulations, common law, and equity. Claims and remedies sought as part of a class action, private attorney general action, or other representative action are subject to arbitration on an individual (non-class, non-representative) basis, and the arbitrator may award relief only on an individual (non- class, non-representative) basis. This includes injunctive relief, which the arbitrator may award relief only on an individual, non-public basis. The term Claim is to be given the broadest possible meaning that will be enforced. Notwithstanding the foregoing, in the case of a loan agreement, this Arbitration Provision does not preclude the exercise by Company Parties, as a secured party under the UCC, of its UCC and other self-help rights and remedies in accordance with applicable law, or if judicial protection or enforcement is required under applicable law, the protection or enforcement by lender of its security interests and other rights in a court of competent jurisdiction in accordance with applicable law. Administrator means the American Arbitration Association, 335 Madison Avenue, New York, NY 10017, www.adr.org, (800) 778-7879; or JAMS, 410 17th Street, Suite 2440, Denver, CO 80202, www.jamsadr.com, (303) 534-1254.

(b)         Right to Elect Arbitration. We have the right to require that each Claim be resolved by arbitration on an individual (non-class, non-representative) basis. A Claim will be arbitrated if (1) both you and Company or (2) only one or the other of you or Company, exercise the right to require that the Claim be arbitrated. If, for example, we exercise our right to require that the Claim be resolved by arbitration, but you do not also exercise your right to require that the Claim be arbitrated, the Claim will be resolved by arbitration. If neither you nor the Company request arbitration, the Claim will not be resolved by arbitration and instead will be litigated in court. We will not elect arbitration for any Claim you file in small claims court, so long as the Claim is individual and pending only in that court. The Administrator’s authority to resolve Claims is limited to Claims between you and Company alone, and the Administrator’s authority to make awards or decisions is limited to you and Company alone. Furthermore, Claims between you and Company may not be joined or consolidated in arbitration with Claims brought by or against someone other than you, unless otherwise agreed to in writing by all parties. However, corporate affiliates are considered one person for the purposes of this paragraph. No arbitration award will have any preclusive effect as to issues or claims in any dispute involving anyone who is not a party to the arbitration. This arbitration provision is made pursuant to a transaction involving interstate commerce and will be governed by the Federal Arbitration Act (the “FAA”) (9 U.S.C. §1, et seq.).

(c)         No Jury Trial or Class Claims. If you or Company requests arbitration of a Claim, you or Company will not have the right to litigate the Claim in court. This means (1) there will be no jury trial on the Claim, (2) there will be no pre-arbitration discovery except as the Administrator’s rules permit, and (3) no Claim may be arbitrated on a class-action, private attorney general, or other representative basis, and neither you or Company will have the right to participate as a representative or member of any class or group of claimants pertaining to any Claim subject to arbitration. You or Company may elect to arbitrate any Claim at any time unless it has been filed in court and trial has begun or final judgment has been entered.

(d)         Initiation of Arbitration. The party initiating an arbitration shall select an Administrator from the organizations listed above. If none of the Administrators listed above will accept the arbitration, the arbitration will be administered by an administrator, or adjudicated by an arbitrator, upon which you and Company agree in writing (and in such event, the defined term Administrator shall include such other person). The arbitration shall be governed by the procedures and rules of the Administrator and these Terms, which need not apply federal, state or local rules of procedure and evidence. The Administrator’s procedures and rules may limit the discovery available to you or Company. You can obtain a copy of an Administrator’s procedures and rules by contacting the Administrator. A single, neutral arbitrator will resolve the Claims. The arbitrator will be either a lawyer with at least ten years’ experience or a retired or former judge, selected in accordance with the rules of the Administrator. In the event of any conflict or inconsistency between this arbitration provision and the Administrator's rules or other provisions of this Agreement, this arbitration provision will govern. The arbitrator will take reasonable steps to protect customer account information and other confidential information if requested to do so by you or Company. Arbitration hearings for Claims by or against you will take place in the federal judicial district in which you reside. If you make a request to Company in writing, Company will temporarily advance to you the filing, administrative, and hearing fees for the arbitration of your Claim against Company (but not if the Claim is against you) in excess of any filing fee you would have been required to pay to file the Claim in a state or federal court (whichever is less) in the judicial district in which you reside. At the end of the arbitration, the arbitrator will decide if you have to repay the advance (and if you do have to repay, you agree to do so). Unless applicable law requires otherwise, Company will pay Company’s, and you will pay your, lawyers’, experts’, and witnesses’ fees. The arbitrator will apply applicable substantive law consistent with the FAA and applicable statutes of limitations, will honor claims of privilege recognized at law, and will have the power to award to a party any damages or other relief provided for under applicable law. The arbitrator will make any award in writing and, if requested by you or Company, will provide a brief statement of the reasons for the award.

(e)         Public Injunctive Relief. You also waive your right to seek a public injunction if such a waiver is permitted by the FAA. If a court decides that such a waiver is not permitted, and that decision is not reversed on appeal, all other Claims will be decided in arbitration under this Arbitration Provision and your Claim for a public injunction then will be decided in court. In such a case the parties will request that the court stay the Claim for a public injunction until the arbitration award regarding individual relief has been entered in court. In no event will a claim for public injunctive relief be arbitrated.

(f)         Arbitration Award and Appeals. Judgment upon the arbitrator’s award may be entered in any court with jurisdiction. The arbitrator’s decision regarding any claims will be final and binding, except for any appeal right under FAA. The appealing party will pay the appeal costs. This agreement to arbitrate shall survive any suspension, termination, revocation or closure of the Terms or your account, and any bankruptcy to the extent consistent with applicable bankruptcy law.

(g)         Enforcement of this Provision. If any part of this Arbitration Provision cannot be enforced, the rest of the arbitration provision will continue to apply. However, an arbitrator cannot enlarge his or her authority over the adjudication of Claims beyond that provided by this arbitration provision by enforcing only part of this arbitration provision. If an arbitrator determines that applicable law requires this Arbitration Provision to be enforced in a way that would result in greater authority over Claims than otherwise allowed, such as the adjudication of claims on a class or representative basis or other non-individual basis, then the arbitrator must decline to hear the dispute and shall refer the parties to a court or other body with sufficient authority. In the event of any conflict or inconsistency between this arbitration provision and the Administrator’s rules or other provisions of this Agreement, this Arbitration Provision will govern.

(h)         Opt-Out Right. You may reject this Arbitration Provision by mailing a signed rejection notice to the address for the Company above within thirty (30) calendar days of the date that Borrower executes this Agreement. Borrower’s rejection notice must include Borrower’s name, address, the email address contained in Borrower’s application, Borrower’s telephone number, and a statement that Borrower is rejecting this Arbitration Provision.

10.	Import/Export Compliance

When using SALT Tokens, you agree to comply with all federal and local laws, rules and regulations applicable to online conduct and acceptable content. You agree that your use of SALT Tokens will comply with all applicable import and export laws, rules and regulations, including but not limited to the United States Export Administration Regulations and Sanctions Programs.

11.	Prohibited Conduct

While acquiring and using SALT Tokens or using the Platform, you will not:

(a) violate any applicable law, contract, intellectual property or other third-party right or commit a tort;

(b) engage in, encourage or promote any activity that violates these Terms;

(c) attempt to circumvent any content-limiting techniques we employ;

(d) develop or use any scripts or applications designed to scrape, or extract data from the Platform;

(e) use the Platform in any manner that could interfere with, disrupt, negatively affect or inhibit other users from utilizing the Platform or that could damage, disable, overburden or impair the functioning of the Platform in any manner;

(f) use the Platform for benchmarking purposes or for the purpose of developing a competitive product; or

(g) manipulate, or attempt to manipulate, the Platform in any way.

12.	Miscellaneous

a.	Assignment

You will not assign these Terms, or delegate or sublicense any of your rights under these Terms, without our prior written consent. Any assignment or transfer in violation of this Section will be void. We may assign these Terms or any of its provisions without your consent. Subject to the foregoing, these Terms will be binding upon, and inure to the benefit of the parties and their respective successors and permitted assigns.

b.	Amendment

We may amend, modify, replace or supplement these Terms at any time in our sole discretion by posting a revised version on the Company’s website, the Platform, other channel we make available or, only if you have provided us with an email address, by email. The modified provisions will become effective immediately upon posting or the date indicated in the posting, or if we notify you by email, as stated in the email. It is your responsibility to check the Company website, the Platform and other channels regularly for modifications. Your continued use or ownership of SALT Tokens, use of the Platform or any application related thereto or developed by the Company after any modification becomes effective constitutes your acceptance of the modification.

c.	Relationship between the Parties

There is no joint venture, partnership, or fiduciary relationship existing between the parties, and we do not intend to create any such relationship by these Terms. These Terms do not create, and shall not be construed to create, any right for the benefit of any third party, except for our affiliates as provided herein.

d.	Force Majeure

We shall not be liable or responsible, nor be deemed to have defaulted under or breached these Terms, for any failure or delay in fulfilling or performing any term of these Terms, when and to the extent such failure or delay is caused by or results from the following force majeure events ("Force Majeure Event(s)"): (a) acts of God; (b) flood, fire, earthquake, epidemic, pandemic or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; (g) national or regional emergency; and (j) other similar events beyond the reasonable control of the party impacted by the Force Majeure Event.

e.	Waiver of Jury Trial

YOU HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, CLAIM, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THESE TERMS OR THE SALT TOKENS.

f.	Compliance with Federal Securities Laws

The provisions in sections 9, 12(e) and 12(i) are intended to apply to claims arising under Colorado state law and would not apply to claims brought pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. These provisions will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and holders of Salt Tokens will not be deemed to have waived our compliance with these laws, rules and regulations.

g.	Waiver and Severability

Our failure to exercise or enforce any right or provision of these Terms will not constitute a waiver of such right or provision. If any provision of these Terms is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable for any reason, such provision shall be eliminated or limited to the minimum extent possible, and the remaining provisions of these Terms will continue in full force and effect.

h.	Entire Agreement

These Terms, together with the Company’s Form 10 Registration Statement, filed with the U.S. Securities and Exchange Commission, constitute the sole and entire agreement between you and the Company with respect to the subject matter hereof, and supersede and replace all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter.

i.	Applicable Law, Jurisdiction and Venue

You agree that these Terms and any dispute arising out of your use of the SALT Tokens shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to any conflict of law provisions. Any legal suit, action, or proceeding arising out of or related to these Terms or SALT Tokens shall be instituted exclusively in the federal or state courts located in Denver, Colorado. You agree to waive any and all objections to the exercise of jurisdiction over you by such courts and to venue in such courts.

j.	Questions

If you have any questions about SALT Tokens or these Terms, please contact us at support@saltlending.com.